RELEASE AND SEVERANCE AGREEMENT
PLEASE READ CAREFULLY

This Release and Severance Agreement (the “Agreement”) is made and entered into by and between Gordon A. Baird (“Executive”) and Independence Bancshares, Inc., a South Carolina corporation and holding company of Independence National Bank, a national bank, as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to herein as the “Company”).

THE PARTIES acknowledge the following:

WHEREAS, Executive was employed by the Company pursuant to the terms of that certain Employment Agreement between the parties dated March 27, 2013 (the “Employment Agreement”), until September 25, 2015 when his employment was terminated without Cause (the “Termination Date”); and

WHEREAS, the Company and Executive acknowledge that as of the date hereof, Executive holds stock options to purchase 1,500,000 shares of the Company's common stock pursuant to two separate stock option award agreements, dated as of December 31, 2012 and May 16, 2013 (the "Stock Options"), of which 1,312,500 options have vested, and the remaining 187,500 options vested on December 31, 2015.

WHEREAS, Executive desires to receive severance benefits provided pursuant to this Agreement, and the Company is willing to provide these benefits to Executive on the condition that Executive enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and Employer agree as follows:

1. Payments to Executive. In consideration for the Executive’s promises as set forth herein, the Company shall pay Executive a) severance pay in the gross amount of NINETY-THOUSAND AND NO/100THS ($90,000.00) Dollars and b) a payment in the gross amount of THIRTY-FIVE THOUSAND, SIX HUNDRED SIXTY-EIGHT AND 44/100THS ($35,668.44) Dollars, each less applicable withholdings and deductions and payable as two lump sum amounts pursuant to the Company’s normal established payroll procedures (hereinafter collectively the “Severance Payments”). The Severance Payments shall be made within two business days following the effective date of this Agreement as defined in Paragraph 19 below, provided Executive has timely executed and not revoked this Agreement. The Severance Payments may not be accelerated or deferred in any regard.

2. Prior Wages, Salary, and Expenses; Survival of Stock Options following Termination. Other than the Severance Payments set forth in Section 1 of this Agreement, Executive acknowledges receipt of payment for all wages, salary, and expenses due to Executive. Notwithstanding the Executive's termination, the Company and Executive acknowledge that the Stock Options remain exercisable for ten (10) years following the date the Stock Options were granted; unless the Executive violates the restrictive covenants found in Section 5, 6, 7, and 9 of the Employment Agreement, in which case such he forfeits the Stock Options.

3. Release. Executive hereby releases, acquits, and forever discharges the Company, its parent companies, subsidiaries, divisions, affiliates and controlling persons (if any), their officers, directors, board members, employees, representatives, attorneys, personal representatives, affiliated or unaffiliated benefit plans, third-party administrators, any and all of their successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Company”) from any and all actions, causes of action, claims, demands, losses, claims for attorneys’ fees, and all other forms of civil damages, occurrences, and liabilities of any kind whatsoever, both known or unknown, arising out of any matter, happening, or thing, from the beginning of time to the date of this Agreement is signed by Executive, specifically including, but not limited to, any and all liability arising from, including amendments to and anti-retaliation provisions deriving from, the following:

●	Local, state, or federal common law, statute, regulation, or ordinance;
●	Title VII of the Civil Rights Act of 1964;
●	Section 1981 of the Civil Rights Act of 1866;
●	the Age Discrimination in Employment Act of 1967;
●	the Americans with Disabilities Act of 1990;
●	the Family and Medical Leave Act;
●	the Employee Retirement Income Security Act of 1974;
●	the Health Insurance Portability and Accountability Act;
●	the Occupational and Safety Health Act;
●	the Equal Pay Act;
●	the Uniformed Services Employment and Re-employment Act of 1994;
●	Executive Orders 11246 and 11141;
●	the Worker Adjustment and Retraining Notification Act;
●	the Rehabilitation Act of 1973;
●	the Medicare, Medicaid and SCHIP Extension Act of 2007;
●	state workers’ compensation laws;
●	state non-discrimination and/or human affairs laws;
●	state payment of wages laws, acts or regulations;
●	Executive’s employment relationship and/or affiliation with Company

This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel slander, as well as any other claims, whether in tort, contract or equity, under federal or state statutory or common law.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Executive admits that he has received from Company all rights and benefits, if any, potentially due to him pursuant to the FLSA. Executive states that he is aware of no facts (including any injuries or illnesses) which might lead to his filing of a workers’ compensation claim against Company. It is the parties’ intent to release all claims which can legally be released but no more than that.

Executive further stipulates, such stipulation being expressly understood by Executive as material to this Agreement, that he has not engaged in, nor is he aware of, any misconduct or wrongdoing on the part of the Company of any kind or any regard. Executive’s stipulation in this regard is material to the Company’s willingness to enter into this Agreement and provide Executive the benefits provided hereunder.

Notwithstanding any other provision of this Agreement, nothing in this Agreement shall release any claims for breach of this Agreement.

4. Participation in Lawsuits; Agreement Not to Serve as Class Representative. Executive agrees that he will not serve in a representative capacity in a lawsuit (derivative, class action, or otherwise) against the Company. In addition, Executive agrees that he will not participate in any lawsuit against the Company and will refrain from providing any assistance whatsoever to persons suing or contemplating suit against the Company. Notwithstanding this provision, the Executive understands that he is allowed to respond to a subpoena or order from a court of competent jurisdiction, as allowed or required by law, to the extent that such response is related to a suit against the Company.

5. Covenant Not to Sue. Executive represents that he has no claims pending or filed with any local, state or federal agency (including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, and any comparable state or local administrative agency) or court against the Company as of the date this Agreement was signed by Executive. Executive further agrees that he will not file or participate in any lawsuit against the Company arising out of or in connection with the employment relationship previously existing between them or the termination of that relationship, arising out of any matter through the date he signs this Agreement, and that this covenant not to sue does not cover any claim based upon the Company’s alleged violation of this Agreement. The foregoing shall be construed as a covenant not to sue. This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims existing as of the date of this Agreement ever asserted by Executive against the Company.

6. Discrimination Charges; ADEA Challenges to this Agreement. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency. However, Executive specifically agrees that the consideration provided to him in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to Executive in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his employment with the Company or the termination thereof. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act (“ADEA”).

7. No Prior Assignment. Executive further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that he has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against the Company.

8. Future Employment Rights. It is expressly understood and agreed that, as a condition to the Company’s undertakings pursuant to this Agreement, Executive will remain separated from employment with no reinstatement, reemployment or recall rights of any kind with the Company. Executive agrees and covenants that he will not seek re-employment with the Company at any time and will refuse any rehiring, reinstatement, recall or other remedy or award granted to him by any arbitrator, court, or agency, even if the Company is required to make such an offer. Notwithstanding any provision of this Agreement to the contrary, the Company will do nothing to interfere with any actual or prospective employment, consulting or other business relationship between Executive and any entity which purchases, is acquired by, is purchased by, or is merged with the Company or any other company, entity, prospect or affiliation in which the Executive is engaged or may be engaged. The Company also agrees that if Executive enters into an employment, consulting or other business arrangement with another entity, and if the Company then acquires, merges with, or is acquired by the other entity, nothing in this Agreement shall require the termination of Executive’s employment, consulting or other business relationship.

9. Re-Affirmation of Restrictive Covenants. As a material condition of this Agreement, without which Employer would not enter into this Agreement nor provide the benefits to Executive as set forth herein, Executive hereby re-affirms his commitment to honor the covenants set forth in Sections 5 (“Ownership of Work Product”), 6 (“Protection of Trade Secrets”), 7 (“Protection of Other Confidential Information”), and 9 (“Restrictive Covenants”) of the Employment Agreement. Executive further represents and warrants that he has fully complied with each of the above-specified provisions at all times, and acknowledges the validity and reasonableness of each of his promises set forth therein.

10. Return of Company Materials and Property. Executive agrees that within seven days after he signs this Agreement, he will return all originals and copies of data, materials, files, and other items that are the property of the Company, including all electronically stored information, and any other material that is the property of the Company. Executive further acknowledges and agrees that he has not destroyed or deleted any information of the Company from its internal records or files or from its computer system. Proof of such return and acknowledgement shall be provided to the Company in the form of sworn affidavit, if requested by the Company.

11. Non-Disparagement. Executive also agrees and covenants that he will not in any way (directly or indirectly) do or say anything at any time which disparages the Company, its business interests or reputation, or any of its individual directors, officers, employees, or agents. The Company agrees that its current directors and executive officers will not disparage Executive. Notwithstanding any provision of this Agreement, nothing in this Agreement shall preclude Executive, in connection with a search for prospective employment or business opportunities, from describing his responsibilities and accomplishments while employed by the Company. Nothing in this Agreement shall preclude Executive or the Company’s directors and executive officers from responding to inquiries from any Federal, state or other regulatory agency having authority over the Company or Independence National Bank.

12. Performance. The Company’s obligation to perform under this Agreement is conditioned upon Executive’s agreements and promises to the Company as set forth herein, including Executive’s reaffirmation of and compliance with each of the covenants specified and re-affirmed by Executive in Section 8 above. In the event of an actual or threatened breach by Executive of any such agreements or promises, the Company’s obligations to perform under this Agreement shall automatically terminate and the Company shall have no further obligation to Executive, specifically including, but not limited to, the payment of severance pay as set forth in Section 1 of this Agreement. Further, the Company shall be entitled to seek, at its option, the return of all but $5,000.00 of the Severance Payments and other sums paid to Executive or on his behalf pursuant to Section 1 of this Agreement. The remedies of this Section 12 shall be in addition to any and all other remedies available to the Company. Further, Executive acknowledges and agrees that for purposes of determining whether the Company is entitled to the relief set forth in this Section 12, the controlling issue shall be Executive’s breach or threatened breach of the subject provision, with the enforceability of said provision via injunctive relief treated as a separate issue. Executive further acknowledges and agrees that any argument by Executive that any restrictive covenants re-affirmed in Section 9 of this Agreement is invalid or unenforceable due to the scope or duration of said restriction, shall result in the forfeiture of his right to receive or retain the Severance Payments and other sums set forth in Section 1 of this Agreement.

13. Indemnification. The Company acknowledges that it has certain obligations to Executive as a former Director and Officer of the Company, pursuant to Article Six of the Company’s Amended and Restated Bylaws dated March 5, 2012, and potentially pursuant to any applicable insurance policy of the Company; provided, however, Executive acknowledges that the Company’s indemnification obligations are not altered or increased by this Agreement, and are governed and limited by the applicable terms of those certain documents by which the obligations are created.

14. No Admission of Liability. Nothing in this Agreement (or the Agreement itself) shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions and lawsuits released hereby. The Company, and each of its individual directors, officers, employees, agents and insurers, and their successors, individually and collectively, expressly deny any such liability.

15. Final and Binding/Entire Agreement. This Agreement sets forth the entire agreement between the parties and is intended to be final and binding upon them. Except as set forth herein, it fully supersedes any and all prior agreements or understandings on the subjects addressed herein, including the Employment Agreement, and may only be amended by a written document signed by the parties or their duly authorized representatives which specifically states that it was intended as an amendment.

16. Notice. Any notice required or permitted to be given under this Agreement must be in writing and must be given in person or be sent by registered or certified mail to:

a) The Executive at the address he has designated for his personnel files or any subsequent address identified by Executive in writing; and

b) The Company at its principal place of business, 500 East Washington Street, Greenville, SC, 29605.

17. Controlling Law. This Agreement will be interpreted and enforced according to the laws of the State of South Carolina and, where applicable, federal law.

18. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be in no way affected, impaired or invalidated.

19. Acknowledgements. Executive acknowledges that it is the mutual intent of the Parties that the full release contained in this Agreement fully complies with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). Accordingly, this Agreement requires, and Executive acknowledges and agrees that: 1) the consideration provided to Executive under this Agreement exceeds the nature and scope of any consideration to which Executive would otherwise have been legally entitled to receive absent execution of this Agreement; 2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims of age discrimination under the ADEA, is Executive’s knowing and voluntary act; 3) Executive is hereby advised to consult with an attorney prior to executing this Agreement; 4) Executive has reviewed the additional information provided by the Company regarding this offer of severance as set forth on Exhibit A to this Agreement; 5) Executive has forty-five (45) calendar days within which to consider this Agreement and his signature on this Agreement prior to the expiration of this forty-five (45) day period (should Executive choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; 6) in the event Executive signs this Agreement, Executive has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the addressee identified in the Notice provision above, and this Agreement does not become effective until the expiration of this seven (7) day period; 7) Executive has read and fully understands the terms of this Agreement; and 8) nothing contained in this Agreement purports to release any of Executive’s rights or claims under the ADEA that may arise from acts occurring after the date of the execution of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE COMPANY ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING BUT NOT LIMITED TO THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH ABOVE, PRIOR TO THE END OF THE REVOCATION PERIOD.

IN WITNESS WHEREOF, the parties have executed this Agreement:

INDEPENDENCE BANCSHARES, INC.		GORDON A. BAIRD

By:	/s/Martha L Long	/s/Gordon A. Baird
Executive Signature

Date:	1/4/2016	Date:	1/4/2016

WITNESS:		WITNESS:

/s/Lawrence R. Miller		/s/Wendy L. Baird
Company Witness		Executive Witness

Date:	1/4/2016	Date:	1/4/2016

EXHIBIT A

Pursuant to a corporate re-organization, certain full-time employees of the Company have been offered severance pay in connection with their involuntary separation from employment. To be eligible to receive severance pay, the Company is requiring each employee to enter into a release agreement such as the foregoing Release and Severance Agreement (the “Agreement”).

You have forty-five (45) days from the date you are provided this Agreement to consider the Agreement. Once you have signed the Agreement, you have seven (7) days to revoke the Agreement.

The following is a listing of the job titles and ages of persons who were and were not selected for layoff and the offer of severance pay at this time.

Job Title	Age	Selected for Layoff and
		Offer of Severance
EVP of Business Development	47	Yes
Director of Operations	45	Yes
Chief Executive Officer	45	Yes
Chief Financial Officer (part-time)	56	No